Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL THIRD QUARTER

•	Net Earnings per Diluted Share of $1.12
•	Quarterly Comparable Store Sales Increase by Approximately 1.3%
•	Quarterly Net Sales Increase by Approximately 6.0%
•	Now Modeling Fiscal Fourth Quarter 2013 Net Earnings per Diluted Share of Approximately $1.60 to $1.67
•	Now Modeling Full Year Net Earnings per Diluted Share to be Approximately $4.79 to $4.86

UNION, New Jersey, January 8, 2014 --- Bed Bath & Beyond Inc. today reported net earnings of $1.12 per diluted share ($237.2 million) in the fiscal third quarter ended November 30, 2013, an increase of approximately 8.7% versus net earnings of $1.03 per diluted share ($232.8 million) in the same quarter a year ago.  Net sales for the fiscal third quarter of 2013 were approximately $2.865 billion, an increase of approximately 6.0% from net sales of approximately $2.702 billion reported in the fiscal third quarter of 2012.  Comparable store sales in the fiscal third quarter of 2013 increased by approximately 1.3%, compared with an increase of approximately 1.7% in last year’s fiscal third quarter.

During the fiscal third quarter of 2013, the Company repurchased approximately $171 million of its common stock, representing approximately 2.3 million shares.  As of November 30, 2013, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $1.7 billion.

For the fiscal nine months ended November 30, 2013, the Company reported net earnings of $3.20 per diluted share ($689.0 million), an increase of approximately 10.7% over net earnings of $2.89 per diluted share ($663.9 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2013 were approximately $8.301 billion, an increase of approximately 10.5% from net sales of approximately $7.513 billion in the corresponding period a year ago.  Comparable store sales for both the fiscal nine months of 2013 and the fiscal nine months of 2012 increased by approximately 2.7%.

The Company is now modeling net earnings per diluted share to be approximately $1.60 to $1.67 for the fiscal fourth quarter of 2013, as compared to our previous model of $1.70 to $1.77, and to be approximately $4.79 to $4.86 for the full year, which will include Cost Plus, Inc. (“World Market”) and Linen Holdings for all of fiscal 2013, as compared to our previous model of $4.88 to $5.01.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s third quarter of fiscal 2013 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information for fiscal 2013 includes the accounts of Linen Holdings and World Market from the beginning of the fiscal year and for fiscal 2012, includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and World Market since the date of its acquisition on June 29, 2012.  Linen Holdings is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.  World Market was excluded from the comparable store sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013.

As of November 30, 2013, the Company had a total of 1,491 stores, including 1,011 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 269 stores under the names of World Market, Cost Plus World Market or Cost Plus, 86 buybuy BABY stores, 76 stores under a combination of the names of Christmas Tree Shops or andThat!, and 49 stores under the names of Harmon or Harmon Face Values.  During the fiscal third quarter, the Company opened five Bed Bath & Beyond stores, two stores under a combination of the names Christmas Tree Shops or andThat! and three World Market stores as well as closed three Bed Bath & Beyond stores.  Consolidated store space, net of openings and closings for all our concepts, as of November 30, 2013 was approximately 42.5 million square feet. In addition, the Company is a partner in a joint venture which operates four stores in the Mexico City market under the name Bed Bath & Beyond which includes one store opened since the beginning of the fiscal fourth quarter of 2013.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, a combination of the names Christmas Tree Shops or andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	November 30,	November 24,	November 30,	November 24,
	2013	2012	2013	2012

Net sales	$2,864,837	$2,701,801	$8,300,649	$7,513,108

Cost of sales	1,743,147	1,627,791	5,032,504	4,519,230

Gross profit	1,121,690	1,074,010	3,268,145	2,993,878

Selling, general and administrative expenses	747,043	712,361	2,180,631	1,953,694

Operating profit	374,647	361,649	1,087,514	1,040,184

Interest income (expense), net	1,314	(3,122)	(586)	(3,909)

Earnings before provision for income taxes	375,961	358,527	1,086,928	1,036,275

Provision for income taxes	138,764	125,777	397,937	372,359

Net earnings	$237,197	$232,750	$688,991	$663,916

Net earnings per share - Basic	$1.13	$1.04	$3.24	$2.93
Net earnings per share - Diluted	$1.12	$1.03	$3.20	$2.89

Weighted average shares outstanding - Basic	209,704	223,687	212,430	226,362
Weighted average shares outstanding - Diluted	212,315	226,661	215,116	229,551

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	November 30,	November 24,
	2013	2012

Assets

Current assets:
Cash and cash equivalents	$471,064	$672,262
Short term investment securities	223,114	112,450
Merchandise inventories	2,881,561	2,763,907
Other current assets	478,865	419,234

Total current assets	4,054,604	3,967,853

Long term investment securities	87,021	74,668
Property and equipment, net	1,523,253	1,433,592
Goodwill	486,279	492,217
Other assets	393,332	418,506

	$6,544,489	$6,386,836

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,145,281	$1,088,651
Accrued expenses and other current liabilities	417,073	423,202
Merchandise credit and gift card liabilities	267,332	235,789
Current income taxes payable	3,674	89,271

Total current liabilities	1,833,360	1,836,913

Deferred rent and other liabilities	493,845	479,164
Income taxes payable	87,456	93,637

Total liabilities	2,414,661	2,409,714

Total shareholders' equity	4,129,828	3,977,122

	$6,544,489	$6,386,836

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended

	November 30,	November 24,
	2013	2012

Cash Flows from Operating Activities:

Net earnings	$688,991	$663,916
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	160,672	139,411
Stock-based compensation	42,078	34,591
Tax benefit from stock-based compensation	12,676	13,056
Deferred income taxes	6,275	(13,897)
Other	(1,007)	826
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(415,347)	(496,100)
Trading investment securities	(10,702)	(3,508)
Other current assets	(101,907)	(86,975)
Other assets	(5,478)	(10,655)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	244,761	292,305
Accrued expenses and other current liabilities	24,301	8,398
Merchandise credit and gift card liabilities	15,851	21,196
Income taxes payable	(66,284)	32,110
Deferred rent and other liabilities	7,056	12,742

Net cash provided by operating activities	601,936	607,416

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(682,339)	(393,578)
Redemption of held-to-maturity investment securities	909,375	1,031,249
Redemption of available-for-sale investment securities	-	31,715
Capital expenditures	(228,928)	(238,405)
Investment in unconsolidated joint venture	(3,436)	-
Payment for acquisitions, net of cash acquired	-	(643,098)
Payment for acquisition of trademarks	-	(40,000)

Net cash used in investing activities	(5,328)	(252,117)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	54,431	31,660
Excess tax benefit from stock-based compensation	7,293	3,885
Payment for credit facility assumed in acquisition	-	(25,511)
Repurchase of common stock, including fees	(752,239)	(696,237)

Net cash used in financing activities	(690,515)	(686,203)

Net decrease in cash and cash equivalents	(93,907)	(330,904)

Cash and cash equivalents:
Beginning of period	564,971	1,003,166
End of period	$471,064	$672,262